Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Dominari Holdings Inc. on Form S-8 of our report dated March 31, 2023 with respect to our audit of the consolidated financial statements of Dominari Holdings Inc. as of December 31, 2022 and for the year then ended, appearing in the Annual Report on Form 10-K of Dominari Holdings Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

April 6, 2023